Pursuant to Rule 424(b)(4)
Registration File No. 333-120412

PROSPECTUS

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
3,141,838 PURCHASE WARRANTS

This prospectus relates to 3,141,838 redeemable common stock purchase warrants of Fusion Telecommunications International, Inc., which are being offered for sale by certain selling securityholders. Each selling securityholders’ warrant expires on February 11, 2010, five years after the date of prospectus, and entitles the holder commencing one year from the date of this prospectus, to purchase one share of common stock at an exercise price of $6.45 during the four year period beginning on the first anniversary of the date of our prospectus. The warrant exercise price will increase to $8.58 on the eighteen month anniversary of the date of the prospectus provided that the registration statement covering the shares of common stock underlying the purchase warrants has been effective for at least sixty (60) days prior to the exercise price reset date. The selling securityholders received their purchase warrants upon conversion of the class C preferred stock, at the closing of our initial public offering.

We will not receive any of the proceeds from the sales of the warrants by the selling securityholders. The warrants may be offered from time to time by the selling securityholders, their pledgees and/or their donees, after the effective date of this registration statement through ordinary brokerage transactions in the over-the-counter market or exchange, in negotiated transactions or otherwise, at a fixed price of $0.05 per purchase warrant until trading has commenced on the American Stock Exchange and then at market prices prevailing at the time of sale or at negotiated prices. The selling securityholders will not be selling until the distribution of the initial public offering is completed and the warrants are trading on the American Stock Exchange.

No underwriting arrangements have been entered into by the selling securityholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders, their pledgees and/or their donees, in connection with sales of the selling securityholders’ securities. One of the selling securityholders, Performance Capital Group, LLC, is an NASD broker-dealer and is a statutory underwriter.

On the date of this prospectus, a registration statement under the Securities Act with respect to an underwritten public offering of 3,600,000 shares of common stock and 3,600,000 purchase warrants, without giving effect to the overallotment option granted to the underwriters to purchase an additional 540,000 shares of common stock and 540,000 purchase warrants, with each purchase warrant entitling the holder to purchase one share of common stock of the company, was declared effective by the Securities and Exchange Commission. In connection with the offering of the common stock and redeemable warrants, the Company granted the representative of the underwriter a warrant to purchase 360,000 shares of common stock and 360,000 redeemable warrants.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
SEE “RISK FACTORS.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 11, 2005

THE OFFERING

Securities Registered	3,141,838	Purchase Warrants, each warrant entitling its holder to purchase one share of common stock. See “DESCRIPTION OF SECURITIES” and “SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION.”

Risk Factors		This Offering involves a high degree of risk. See “RISK FACTORS.”

PLAN OF DISTRIBUTION

Each Selling Securityholder is free to offer and sell his or her Purchase Warrants at such times, in such manner and at such prices as he or she shall determine. Such Purchase Warrants may be offered by the Selling Securityholders, in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Securityholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such rule. There is no underwriter or coordinating broker acting in connection with the proposed sales of Purchase Warrants by the Selling Securityholders. The selling securityholders acquired the Purchase Warrants upon the automatic conversion of their series C preferred stock upon the completion of the Company’s initial public offering of this Registration Statement which will occur three days after effectiveness.

The Selling Securityholders have advised us that sales of Purchase Warrants may be effected from time to time in transactions (which may include block transactions) after effectiveness of this Registration Statement, that may take place on the over-the-counter market or an exchange including ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale as principals, at a fixed price of $.05 per Purchase Warrant until trading has commenced on the American Stock Exchange and thereafter at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The Selling Securityholders may effect such transactions by selling Purchase Warrants directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders, and/or the purchasers of Purchase Warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Securityholders, and any broker-dealers that act in connection with the sale of the Purchase Warrants might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Purchase Warrants as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the warrants or shares against certain liabilities, including liabilities arising under the Securities Act.

Because Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Securityholders will be subject to prospectus delivery requirements under the Securities Act. If any broker-dealers are used by the Selling Securityholders, their pledgees and/or their donees, any commissions paid to broker-dealers and, if broker-dealers purchase any Selling Securityholders’ Securities, as principals, any profits received by such broker-dealers on the resale of the Selling Securityholders’ Securities, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders, their pledgees and/or their donees, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling Securityholders’ Securities offered by Selling Securityholders will be borne by the Company. Brokerage commission, if any, attributable to the sale of the Selling Securityholders’ Securities, will be borne by the Selling Securityholders, their pledgees and/or their donees. Furthermore, in the event of a “distribution” of shares, any Selling Securityholders, any selling broker-dealer and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934 which prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the Purchase Warrants in connection with this offering.

Performance Capital Group, LLC is a broker-dealer and is a statutory underwriter.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of any of the Purchase Warrants registered on behalf of the Selling Securityholders.

The following table sets forth certain information with respect to persons for whom the Company is registering the Selling Securityholders’ Securities for resale to the public. The Company will not receive any of the proceeds from the sale of the Selling Securityholders’ Securities. Beneficial ownership of the Selling Securityholders’ Securities by such Selling Securityholders after the Offering will depend on the number of Selling Securityholders’ Securities sold by each Selling Securityholder. The Selling Securityholders’ Securities offered by the Selling Securityholders are not being underwritten by the Underwriter.

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

David Abel	14,286	7,143	7,143	0
Michael I. Abrams	3,430	1,715	1,715	0
Russell Abrams	22,172	11,086	11,086	0
Scott Adams	15,830	7,915	7,915	0
Adventure Seekers LLC (3)	57,144	28,572	28,572	0
AFA Private Equity Fund I (4)	114,286	57,143	57,143	0
Dick Alaimo Jr	14,286	7,143	7,143	0
Gary Alderman	14,286	7,143	7,143	0
William B. Alsup III	51,430	25,715	25,715	0
Vijay Anand & Nanda Anand	17,144	8,572	8,572	0
David Anderson	28,572	14,286	14,286	0
Robert F. & Susan L. Arnold JTWROS	11,430	5,715	5,715	0
Howard Baron	15,830	7,915	7,915	0
Patrick A. Bello & Sheila M. Bello JTWROS*	62,804	31,402	31,402	0
Marc E. Bengualid	11,430	5,715	5,715	0
Anthony Beninato Sr & Johanne Beninato JTWROS	14,286	7,143	7,143	0
Mark Berkowitz & Lois Berkowitz	20,000	10,000	10,000	0
Berkowitz & Garfinkel DDS PA Employee Pension Plan (5)	20,000	10,000	10,000	0
Berryman Global Holdings LLC (6)	31,772	15,886	15,886	0
William Blake	28,572	14,286	14,286	0
Patrick Boyce & Sonja Boyce JTWROS	28,572	14,286	14,286	0
Thomas P. Broderick	28,572	14,286	14,286	0
Gregory Brotzman	28,572	14,286	14,286	0
James A. Brownell	31,716	15,858	15,858	0
Carl T. Brozek	28,572	14,286	14,286	0
E. Alan Brumberger*/**	17,144	8,572	8,572	0
Mark A. Bruno	31,716	15,858	15,858	0
Daniel Burstein	9,486	4,743	4,743	0
Bruce Buyers	28,572	14,286	14,286	0
John Buyers	28,572	14,286	14,286	0
Lawrence V. Carra	14,286	7,143	7,143	0
Nicholas Centola	14,286	7,143	7,143	0
Louis Centola Jr.	14,286	7,143	7,143	0
John Chaffins	31,716	15,858	15,858	0
Dennis Codon	28,572	14,286	14,286	0
Stephen Cohen	9,486	4,743	4,743	0
William W. Collins & Ann Y. Collins JTWROS	8,572	4,286	4,286	0
Continental Screen Printing Corporation Profit Sharing Plan & Trust (1)	6,344	3,172	3,172	0
Stephen M. Cumbie	17,144	8,572	8,572	0

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

John Curtin	14,286	7,143	7,143	0
Rameshahandra Dabhi & Nila Dabhi JTWROS	11,430	5,715	5,715	0
Davis Family Investments Limited Partnership (8)	126,972	63,486	63,486	0
David W DeFisher	14,286	7,143	7,143	0
John DeFrancesco & Paula DeFrancesco JTWROS	31,716	15,858	15,858	0
Richard Della Porta	14,286	7,143	7,143	0
Jeffrey B. & Tamara S. Dierman TEN ENT	17,144	8,572	8,572	0
Nuala Drescher	14,286	7,143	7,143	0
Jonathan Ellman	15,830	7,915	7,915	0
James A. Enright & Judith A. Enright, Trustees of The Enright Family Trust UDT 5/3/02 (9)	14,286	7,143	7,143	0
Briggs Ferguson	28,572	14,286	14,286	0
Anita Frankel	15,830	7,915	7,915	0
Andrew Gamba & Wen Gamba JTWROS	14,286	7,143	7,143	0
Kumar Ganapathy	64,000	32,000	32,000	0
Alex Garfield	5,716	2,858	2,858	0
Eric Garfinkel & Cindy Garfinkel JTWROS	17,144	8,572	8,572	0
Marshall Geller	95,200	47,600	47,600	0
Greg Gentling	62,858	31,429	31,429	0
Gilcy Partners Ltd., LP (10)	14,286	7,143	7,143	0
Peter J. Giroux	19,430	9,715	9,715	0
Global ePoint, Inc. (11)	15,830	7,915	7,915	0
David Goldberg	28,572	14,286	14,286	0
Howard Goldberg	28,572	14,286	14,286	0
Roy Goldberg	28,572	14,286	14,286	0
George H. Gordon Trust (12)	14,286	7,143	7,143	0
Patricia A Gordon Trust (13)	14,286	7,143	7,143	0
Michael Graves	57,144	28,572	28,572	0
Randall M. Griffin	28,572	14,286	14,286	0
E. John Helmon	31,716	15,858	15,858	0
Joanne C. Himmel	17,144	8,572	8,572	0
Fred P. Hochberg *	14,286	7,143	7,143	0
Martin Hodas	57,144	28,572	28,572	0
Marc Honigfeld & Rona Honigfeld JT TEN	28,572	14,286	14,286	0
Paul Horowitz	7,144	3,572	3,572	0
John Houston	14,286	7,143	7,143	0
James E. Hutchinson	14,286	7,143	7,143	0
Insiders Trend Fund, LP**/(14)	74,286	37,143	37,143	0
Miles Jaffe	63,486	31,743	31,743	0
Dr. Rajammal Jayakumar & Arumugam Jayakumar JTTEN	28,572	14,286	14,286	0
Jorel Management Corp. (15)	17,144	8,572	8,572	0
Michael Karpoff & Patricia Rothbardt JTWROS	28,572	14,286	14,286	0
Allan J. Katz	2,858	1,429	1,429	0
Dr. Louis Katz & Irene Katz JTTEN	28,572	14,286	14,286	0
Kellogg Capital Group LLC**/(16)	14,286	7,143	7,143	0
Alan & Amy Dean Kluger JTROS	22,858	11,429	11,429	0
Alain Krakirian	14,286	7,143	7,143	0

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

Martin D. & Ruth F. Krall JTROS	17,144	8,572	8,572	0
Nathaniel Kramer**	28,572	14,286	14,286	0
Denise Labella & Vito Labella JTWROS	14,286	7,143	7,143	0
Bruce Lamchick & Eileen Lamchick JTWROS	5,716	2,858	2,858	0
The Larsen 2000 Revocable Trust (17)	28,572	14,286	14,286	0
James G. Lawrence	19,030	9,515	9,515	0
Richard Kurt Lee	28,572	14,286	14,286	0
Mark Lieb**	12,686	6,343	6,343	0
Jeff Lippert	14,286	7,143	7,143	0
Arthur R. Lubojasky & Gaynor L. Lubojasky JTWROS	28,572	14,286	14,286	0
David Macchia Sr.**	28,572	14,286	14,286	0
Jay Macchitelli	57,144	28,572	28,572	0
Margui Family Partners Ltd. (18)	17,144	8,572	8,572	0
Markan Inc. (19)	28,572	14,286	14,286	0
Peter Markovics	15,830	7,915	7,915	0
Paine Webber Group, Inc – Senior Officer Deferred Comp Plan DCA Trust FBO Donald B. Marron	158,686	79,343	79,343	0
Allan Marshall	28,572	14,286	14,286	0
Dee L. Martinez, MD	28,572	14,286	14,286	0
Michael M. Matluck & Karen S. Matluck JTWROS	47,546	23,773	23,773	0
Rachel L. Mellon	185,716	92,858	92,858	0
Robert A. Melnick	42,858	21,429	21,429	0
Joseph P. Metz & Catherine Metz JTWROS	20,000	10,000	10,000	0
Richard Milazzo	28,572	14,286	14,286	0
Joseph E. Miller, Jr.	126,972	63,486	63,486	0
Leo E. Mindel Non-Gst Exempt Family Trust II**/(20)	74,286	37,143	37,143	0
Richard Molinsky	57,144	28,572	28,572	0
John Morton & Lorraine Morton JTWROS	14,286	7,143	7,143	0
Peter S Morton & Kathleen M Morton JTWROS	14,286	7,143	7,143	0
MRL Trust	93,944	46,972	46,972	0
Frank Musacchio	14,286	7,143	7,143	0
James Nation	14,286	7,143	7,143	0
Jerome Oksiuta	28,572	14,286	14,286	0
Terry R. Otton IRA Charles Schwab & Co., Inc. Custodian (21)	45,716	22,858	22,858	0
Jang S. Park	28,572	14,286	14,286	0
Frank J. Pearl, M.D. and Suzanne F. Pearl JT TEN	17,144	8,572	8,572	0
Robert L. Plummer	342,858	171,429	171,429	0
Walter Pollack & Barbara Pollack JTWROS	28,572	14,286	14,286	0
Michael F. Power	28,572	14,286	14,286	0
Preminger Family Trust (22)	17,144	8,572	8,572	0
David Price	28,572	14,286	14,286	0
Tracy Price	28,572	14,286	14,286	0
Carl Priest & Katherine Priest JTWROS	14,286	7,143	7,143	0
Donald H. Putnam**	28,572	14,286	14,286	0
Barry Rabkin	31,716	15,858	15,858	0

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

Hubert Riegler	14,286	7,143	7,143	0
John C. Roberts	13,944	6,972	6,972	0
James Robertson	14,286	7,143	7,143	0
Donald A. Robins	14,286	7,143	7,143	0
Marvin S. Rosen*/**	190,458	95,229	95,229	0
Frederick Sandvick	28,572	14,286	14,286	0
Michael Sansevero	28,572	14,286	14,286	0
Charles A. Schmitz	28,572	14,286	14,286	0
John Schulman	28,572	14,286	14,286	0
Marilyn E. Shapo	22,858	11,429	11,429	0
David Shlaes	14,286	7,143	7,143	0
Gary R. Siegel	14,286	7,143	7,143	0
Eric R. Sisser	14,286	7,143	7,143	0
Gregory Small	38,058	19,029	19,029	0
David L. Smith	17,144	8,572	8,572	0
Kevin B. Smith	57,144	28,572	28,572	0
Michael Smith	28,572	14,286	14,286	0
Stanley Spielman	28,572	14,286	14,286	0
Richard Spinelli	15,830	7,915	7,915	0
Dean T. Sposto	28,572	14,286	14,286	0
Harold Stalcup & Rebecca Stalcup JTWROS	44,572	22,286	22,286	0
Joan Stanton	185,716	92,858	92,858	0
Marisa Starr	17,144	8,572	8,572	0
Edward Steinberg	63,486	31,743	31,743	0
Marshall Steingold	6,344	3,172	3,172	0
Sterling & Sterling, Inc (23)	11,430	5,715	5,715	0
F. Joseph Straub	28,572	14,286	14,286	0
John H. Sununu *	142,802	71,401	71,401	0
Eric Tanner	28,572	14,286	14,286	0
Alphonso Tindall	6,286	3,143	3,143	0
Theodore L. Tolles	17,144	8,572	8,572	0
Leonard M. Toonkel & Janis G. Toonkel JTWROS	28,572	14,286	14,286	0
Philip D. Turits *	190,458	95,229	95,229	0
Tim T. Turner	14,286	7,143	7,143	0
Leonard Van Orden & Laura Van Orden JTWROS	28,572	14,286	14,286	0
James M. Walsh	14,286	7,143	7,143	0
William H. Warren	14,286	7,143	7,143	0
Melvin Weidner	28,572	14,286	14,286	0
Melvyn I. Weiss	63,486	31,743	31,743	0
Michael J. Weiss	14,286	7,143	7,143	0
Dale Wilson	57,144	28,572	28,572	0
Woodland Partners (24)	126,972	63,486	63,486	0
Philip Woodworth & Linda Woodworth JTWROS	16,000	8,000	8,000	0
World Capital Corporation*	190,458	95,229	95,229	0
Joseph R. Wright, Jr.	14,286	7,143	7,143	0
Albert Yan	14,286	7,143	7,143	0
Nir Zuk & Tumar Zuk Trustees of the Zuk 2003 trust dated 2/24/03	28,572	14,286	14,286	0

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

	6,283,676	3,141,838	3,141,838	0

(1)	Except as indicated by an *, no Selling Securityholder is an officer, director, affiliate or 5% shareholder of ours.
(2)	Includes shares issuable upon exercise of the Selling Securityholder Warrants.
(3)	George Vogelfang has the investing and voting control over such securities.
(4)	Marc Klee, Barry Gordon, Larry Defiore and Dan Dorman have the investing and voting control over such securities.
(5)	Mark Berkowitz has the investing and voting control over such securities.
(6)	Thomas and Natalie Valenzuela have the investing and voting control over such securities.
(7)	Irving H. Paler has the investing and voting control over such securities.
(8)	Mark B. Davis or Yolanda I. Zillamil-Davis have the investing and voting control over such securities.
(9)	James Enright or Judith Enright have the investing and voting control over such securities.
(10)	Aaron Cohen has the investing and voting control over such securities.
(11)	John Dan and Teresa Lou have the investing and voting control over such securities.
(12)	George Gordon and Patricia Gordon have the investing and voting control over such securities.
(13)	Patricia Gordon and George Gordon have the investing and voting control over such securities.
(14)	Anthony Marchese has the investing and voting control over such securities.
(15)	Joseph Bianco has the investing and voting control over such securities.
(16)	Matthew Brand has the investing and voting control over such securities.
(17)	David Larsen or Kristen Larsen has the investing and voting control over such securities.
(18)	Guillermo Amore has the investing and voting control over such securities.
(19)	Howard Nelson, Steve Nelson and Michael Nelson have the investing and voting control over such securities.
(20)	Meg Mindel Marchese has the investing and voting control over such securities.
(21)	Terry Otton has the investing and voting control over such securities.
(22)	William Weisman has the investing and voting control over such securities.
(23)	David Sterling has the investing and voting control over such securities.
(24)	Barry Rubenstein has the investing and voting control over such securities.
*
Mr. Rosen beneficially owns an aggregate of 2,222,617 shares, Mr. Turits beneficially owns an aggregate of 1,883,245 shares, Mr. Bello beneficially owns an agreggate of 235,436 shares, Mr. Sununu beneficially owns an agreggate of 165,686 shares, Mr. Brumberger beneficially owns an aggregate of 237,524 shares, and Mr. Hochberg beneficially owns an aggregate of 7,143 shares. Messrs. Rosen and Turits are officers and directors of our company and Messrs. Brumberger and Hochberg are directors. Messrs. Bello and Sununu are members of our Advisory Board. Mr. Eric Ram, our Executive Vice President, is the managing director and principal shareholder of World Capital Corporation and beneficially owns an aggregate of 96,429 shares.

**
Each of these Selling Security Holders is an NASD member or affiliate of an NASD member. The securities which are being registered were acquired as an investment by each person in a private placement by Fusion in late 2003 and early 2004. At the time of investment, there were no agreements or understandings, direct or indirect, with any person to distribute the registered securities.

Where You Can Find More Information

We have filed with the SEC a registration statement of Form S-1 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, following the offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC’s web site at http://www.sec.gov/. You may also read and copy any document we file with the SEC at the SEC’s public reference room in 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

Following the offering, we intend to furnish our stockholders with annual reports containing audited financial statements.

EXPERTS

Our consolidated financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such reports and given the authority of such firm as experts in accounting and auditing.

FUSION TELECOMMUNICATIONS INTERNATIONAL INC.

3,141,838 PURCHASE WARRANTS